Exhibit 99.1

For Immediate Release Contact:    Peter D. Goldstein
                           General Counsel

  For further information please visit
  www.gabelli.com

GAMCO Names Doug Jamieson to Board

    Greenwich, CT, February 4, 2022 - GAMCO Investors, Inc. ("GAMCO") (NYSE: GBL) a global leader in diversified financial services announced that it has appointed Douglas R. Jamieson to its Board of Directors.

Doug Jamieson has been with GAMCO over forty years, having joined the firm in March 1981 as a research analyst.  From 1986 to 2004 he served as Executive Vice President and Chief Operating Officer of GAMCO Asset Management Inc. and has served as its President and Chief Operating Officer since 2004.   Following the spinoff of Associated Capital Group (NYSE:AC) in 2015, he was named AC’s President and CEO.  Doug is a graduate of Columbia Business School (M.B.A.), and holds a B.A from Bucknell University.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven approach to equity investing. GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 3 actively managed semi-transparent ETFs and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors.  In recent years, GAMCO has successfully integrated new teams of RIAs by providing attractive compensation arrangements and offering finder’s fees.

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, actively managed semi-transparent ETFs,  sector-focused strategies including Gold and Utilities, Merger Arbitrage, and Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 launched its mutual fund business.

#         #        #